Exhibit 99.1

RAYMOND V. MALPOCHER JOINS THE
TECHNOLOGY RESEARCH CORPORATION
BOARD OF DIRECTORS

CLEARWATER, FLORIDA, December 18, 2007 – Owen Farren, Chairman and Chief Executive Officer of Technology Research Corporation (TRC), (NASDAQ-TRCI), announced that the Company's Board of Directors has elected Raymond V. Malpocher as a new Director.

Farren stated, "As a former chief executive officer of an international manufacturing company Raymond Malpocher brings to TRC extensive knowledge and experience in the business operations of growing manufacturing companies."  Mr. Farren added, "The Company is fortunate to have Mr. Malpocher join our Board of Directors."

Raymond Malpocher, age 62, became President and Chief Executive Officer of Telex Communications in Burnsville, Minnesota in 2003. From 1998 to 2002 he was Group President of the Marine/Industrial division of Teleflex Corporation. Mr. Malpocher also held senior executive positions with Danaher Corporation from 1995 to 1998 and Eagle Industries from 1981 to 1995.

In addition to his extensive business experience, Mr. Malpocher is a member of the Board of Directors of Anchor Glass Container Corporation, a private corporation. He holds a B.S. in Mechanical Engineering from Rochester Institute of Technology, an M.S. in Applied Math from the University of Rochester and an M.B.A. in Marketing from the University of Rochester.  He resides in Burnsville Minnesota.

Technology Research Corporation designs, manufactures and markets electrical safety products that save lives, protect people from serious injury from electrical shock and prevent electrical fires in the home and workplace.  These products have worldwide application.  The Company also supplies power monitoring and control equipment to the United States Military and its prime contractors.

“Safe Harbor” Statement:  Certain statements made in this press release are forward looking in nature and, accordingly, are subject to risks and uncertainties.  The actual results may differ materially from those described or contemplated.

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